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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
U.S. Microbics, Inc. and Subsidiaries



We consent to incorporation by reference in the post-effective amendment number one to the registration statement titled "U.S. Microbics, Inc. 2001 Consultants Plan" on Form S-8 of U.S. Microbics, Inc. and Subsidiaries of our report dated January 6, 2001, relating to the balance sheet of U.S. Microbics, Inc. and Subsidiaries as of September 30, 2000, and the related statements of operations, changes in stockholders' (deficit) equity, and cash flows for the year then ended, which report appears in the September 30, 2000 annual report on Form 10-KSB of U.S. Microbics, Inc. and Subsidiaries.



/s/ BRADSHAW, SMITH & CO., LLP

Las Vegas, Nevada
September 20, 2001